Exhibit 99.1

Faraday Future Holds Special Meeting of Stockholders, Securing Approval for Share Authorization to Support 2026 FX Super One and EAI Robotics Deliveries

●	Stockholders approved an increase in authorized shares to support capital planning, FX Super One vehicle milestones and expansion of embodied AI (“EAI”) robotics initiatives.

Los Angeles, CA (Feb. 13, 2026) -- Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) ("Faraday Future", "FF" or "Company"), a California-based global shared intelligent electric mobility ecosystem company, today announced the results of its Special Meeting of Stockholders held on February 13, 2026.

At the Special Meeting, stockholders approved the proposal to increase the number of authorized shares of the Company’s Class A and Class B common stock and preferred stock.

The approval provides the Company with additional authorized share capacity to support its near-term capital planning needs and existing obligations to issue shares of Class A common stock, as well as potential future financings, strategic transactions, stock issuances pursuant to employee benefit plans, and other proper corporate purposes aligned with the Company’s 2026 business strategy.

The additional authorized share capacity is intended to support execution priorities for 2026, including advancement of FX Super One vehicle production milestones and continued development and commercialization of FF’s embodied AI robotics products. The approval relates solely to the authorization of additional shares and does not, by itself, result in the issuance of any shares.

FF continues to advance execution across its core programs, including progressing FX Super One toward mass production readiness and initial deliveries planned for this year, supported by updated Bridge Strategy agreements and assembly preparation at the FF AI-Factory in California.

In parallel, FF has launched its first series of embodied AI robotic products and commenced paid, non-binding pre-orders, with initial deliveries expected this month. Robotics production preparation, customization, testing, and AI data training are underway as the Company advances its dual-track strategy across EAI vehicles and EAI robotics.

ABOUT FARADAY FUTURE

Faraday Future is a California-based global intelligent Company founded in 2014 and is dedicated to reshaping the future of mobility through vehicle electrification, intelligent technologies, and AI innovation. Its flagship vehicle, the FF 91, began deliveries in 2023 and reflects the brand's pursuit of ultra-luxury, cutting-edge technology, and high performance. FF's second brand, FX, targets the high-volume mainstream vehicle market. Its first model, Super One, is positioned as a first-class EAI-MPV, with deliveries planned to begin in 2026 in the U.S. FF recently announced its entry into the Embodied AI Robotics business with sales beginning this year, connecting its future strategy of bringing a new era of EAI vehicles and EAI robotics. For more information, please visit https://www.ff.com/.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “plan to,” “can,” “will,” “should,” “future,” “potential,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding FX Super One production and delivery, and robotics deliveries, involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include, among others: the Company’s ability to maintain its listing on Nasdaq; the need for additional share capital beyond what stockholders approved on February 13, 2026, to fully execute on its strategy, which the Company currently lacks; further agreement of stockholders to substantially increase the Company’s share capital, which could result in substantial additional dilution; the Company's ability to homologate FX vehicles for sale; the Company’s ability to secure the necessary funding to execute on the FX strategy, which will be substantial; the ability of B2B preorder companies to identify purchasers for the Super One; overall demand for the Super One; the ability to secure the necessary agreements to produce an FX 4 vehicle or any other planned future FX vehicles, none of which have been secured; the Company’s ability to secure an occupancy certificate covering its Hanford facility; the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations; the Company's ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company's control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company's operations in China; the success of the Company's remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer; the Company's ability to develop and protect its technologies; the Company's ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on March 31, 2025, and Form 10-Qs for the quarters ended June 30, 2025 and September 30, 2025 filed with the SEC on May 9, 2025, August 19, 2025 and November 21, 2025, respectively, and other documents filed by the Company from time to time with the SEC.

CONTACTS:

Investors (English): steven.park@ff.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com

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